Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 ("the Registration Statement") of our report dated July 30, 2025, relating to the consolidated financial statements of GreenPower Motor Company Inc. ("the Company") appearing in the Company's Annual Report on Form 20-F for the year ended March 31, 2025. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ BDO Canada LLP

BDO Canada LLP

Vancouver, Canada

February 18, 2026